Free Writing Prospectus, dated January 6, 2011	Filed Pursuant to Rule 433(d)
(To Prospectus, dated August 31, 2010 and	Registration Statement 333-169119
Prospectus Supplement, dated January 6, 2011)

Terms & Conditions:

Issuer:	Barclays Bank PLC

Expected Issue Ratings[1]:	Aa3 (Moody’s) / AA- (S&P) / AA- (Fitch)

Status:	Senior / Unsecured / Unsubordinated

Legal Format:	SEC registered

Principal Amount:	USD 1,250,000,000

Trade Date:	6 January 2011

Settlement Date:	13 January 2011

Maturity Date:	13 January 2014

Coupon:	2.375%

Interest Payment Dates:	Semi-annually in arrear on 13 January and 13 July in each year, commencing on 13 July 2011 and ending on the Maturity Date

Coupon Calculation:	30/360, unadjusted

Business Days:	New York, London

Benchmark Treasury:	UST 0.75% Dec 2013

Spread to Benchmark:	+135bps

Reoffer Yield:	2.431%

Issue Price:	99.839%

Underwriting Discount:	0.225%

Net Proceeds:	USD 1,245,175,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	BMO Capital Markets Corp., CIBC World Markets Corp., SMBC Nikko Capital Markets Limited, Fifth Third Securities, Inc., Morgan Keegan & Company, Inc., nabSecurities, LLC, Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc.

Denominations:	USD 100,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06739GBS75 / 06739G BS7

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.

1 Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.